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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/  Soliciting Material Pursuant to Section 240.14a-12

                               TAB PRODUCTS CO.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (4) Date Filed:

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                     TAB PRODUCTS CO. AGREES TO BE ACQUIRED


VERNON HILLS, ILLINOIS, July 29, 2002 - TAB Products Co. (AMEX: TBP) announced today that it has entered into a definitive merger agreement with affiliates of HS Morgan Limited Partnership (the "Partnership"). Under the terms of the agreement, the Partnership intends to acquire TAB for $5.85 per share in cash, or total consideration of approximately $34 million, including outstanding stock options.

Hans Wolf, Chairman of TAB's Board of Directors, stated "We are pleased to have reached agreement on a transaction that enhances value for all of TAB's shareholders."

Commenting on this transaction, Gary Ampulski, President and CEO of TAB, stated "I am proud of the efforts of all of TAB's employees to rebuild the company, and I'm looking forward to completing this transaction with the buyer as soon as possible."

Ted Jaroszewicz, the President of the Partnership, stated "TAB is a wonderful filing products and document management company. We are excited to be moving forward with this transaction. We are committed to building and growing TAB's filing products businesses for the benefit of the company's end users, branch and factory employees, and its channel partners."

The merger is expected to close in the fourth quarter of 2002. Consummation of the transaction is subject to the approval of TAB's stockholders, receipt of all necessary regulatory approvals, the buyer entering into definitive financing agreements and certain other conditions. The merger agreement has been unanimously approved by TAB's Board of Directors. All board members and certain affiliates holding approximately 18% of TAB's outstanding shares have entered into agreements with the Partnership to vote their shares in support of the merger.

TM Capital Corp., a New York and Atlanta based merchant banking and financial advisory firm, served as financial advisor to TAB in this transaction.


TAB PRODUCTS CO.

TAB Products Co. is a leading document management company specializing in the re-engineering of the records management process. The company provides efficient solutions that enable its customers to better organize, control and find their critical documents. TAB leverages its knowledge of paper-based systems with expertise in emerging digital document management technologies. Currently headquartered in Vernon Hills, Illinois, TAB employs approximately 720 people with offices in the United States, Canada, Europe and Australia. With over 50 years of experience in document management, TAB serves customers in a variety of industries including Finance, Healthcare, Government and Insurance. Additional information can be found at www.tab.com.
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HS MORGAN LIMITED PARTNERSHIP

HS Morgan Limited Partnership owns two office products companies - Hamilton Sorter and Maverick Desk. Hamilton Sorter, founded in 1966, is based in Cincinnati, OH. Hamilton Sorter manufactures a broad selection of high quality, application-specific furniture and accessories for mail center, communications, packaging, distribution, and document processing applications. Maverick Desk, founded in 1991, is based in Los Angeles, California, and specializes in manufacturing made to order laminate office furniture in lead times of 48 hours.

FORWARD LOOKING STATEMENT

This press release may contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995, including, without limitation, statements concerning TAB's expectations, beliefs, intentions or strategies regarding the future. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results may differ materially from TAB's current expectations. All forward-looking statements included in this document are based on information available to TAB on the date hereof, and TAB assumes no obligation to update any such forward-looking statements. Further risks are detailed in TAB's filings with the Securities and Exchange Commission, including those set forth in TAB's most recent Form 10-K and Quarterly Reports on Form 10-Q.

ADDITIONAL INFORMATION

TAB will be sending a proxy statement to its stockholders seeking their approval of the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT IN CONNECTION WITH THE MERGER WHEN IT BECOMES AVAILABLE, BECAUSE IT CONTAINS IMPORTANT INFORMATION. When filed, the proxy statement, as well as other SEC filings of TAB, can be obtained free of charge from the website maintained by the SEC at www.sec.gov.

TAB and its directors and executive officers may be deemed to be participants in the solicitation of proxies from TAB's stockholders to approve the merger. Information about these participants is set forth in the Form 10-K filed with the SEC by TAB on August 28, 2001. Additional information regarding the interests of these participants may be obtained by reading the proxy statement regarding the proposed transaction when it becomes available.



FOR ADDITIONAL INFORMATION, CONTACT:

Mr. Hans Wolf
Chairman of the Board
TAB Products Co.
(847) 968-2023